Exhibit 4.14

ENGLISH SUMMARY OF THE DISTRIBUTION AGREEMENT
(ORIGINAL LANGUAGE – HEBREW)

Parties: Date of Agreement: Description: Sales Channels: Mutual Exclusivity: Technical Support: Consideration: Distributor Representations, Warranties and Undertakings: Other Terms: Term:	Robomatix Technologies Ltd.*
Tadiran Telecom Ltd.†

July 19, 2004

Distribution Agreement pursuant to which Tadiran Telecom Ltd. (“Tadiran Telecom”)
nominates Tadiran Telecom Communication Services in Israel - Limited Partnership
(“Telecom Israel”)* to sell its products and provide all services related thereto in Israel and the Palestinian Authority.

Telecom Israel may sell the products through sub-distributors and shall be obligated to continue to sell to the manufacturers that have valid distribution agreements with Tadiran Telecom.

Telecom Israel shall purchase and market only products of Tadiran Telecom (except for products that do not compete with the products of the Tadiran Company) and on the other hand Tadiran Telecom shall sell its products in Israel only through
Telecom Israel. This exclusivity is for a period of seven years and may be extended by mutual agreement.

Telecom Israel will provide technical support for projects and development of
Tadiran Telecom's Composite contact center products in Israel, on an exclusive basis until December 31, 2005, and Telecom Israel will also provide technical support for Tadiran Telecom's Aspect contact center products on a non-exclusive basis.

Tadiran Company shall sell its products to Tadiran Telecom in accordance with its price list minus a certain discount which varies from time to time.

In the agreement, Robomatix made standard representations, warranties and undertakings to Tadiran Telecom.

The agreement contains other terms for a transaction of this type, including with respect to payment for and delivery of products, manufacturer warranty and product liability, confidentiality, intellectual property ownership and force majeure.

The term of the agreement is unlimited. Each party may terminate the agreement following an insolvency event of the other party, a breach of contract or the other party's involvement in a criminal offense with moral turpitude or related to the performance of the agreement.

* Robomatix assigned some of its rights and obligations under this Asset Purchase Agreement to Tadiran Telecom Communication Services in Israel – Limited Partnership, (“Telecom Israel”). For more information see “Structure of the Acquisition

† On the execution date of this Asset Purchase Agreement, the legal name of Tadiran Telecom Ltd. was Tadiran Telecom Business Systems Ltd.